Mr. John M. Cioffi
7879 Creekline
Cupertino, CA  95014

Re: Employment Agreement

Dear John:

Pursuant to our recent discussions, this letter describes your continuing employment relationship with Amati Communications Corporation (the "Company") as well as our understanding with respect to any termination of that relationship. The terms and conditions of your ongoing employment with the Company are set forth below.

1. Position. You are currently employed by the Company as its Vice President Engineering. You will continue to serve in that position until the Company hires a new Vice President Engineering, which we anticipate will occur in approximately four to six months. Once the Company hires a new Vice President Engineering, your title will be changed to Chief Technical Officer.

2.Duties. You accept continued employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your best energy and skill to your duties at the Company while working on its behalf. In light of your professorship at Stanford University, we agree that your work for the Company shall be performed according to a schedule that is mutually agreed upon by you and the Company's Board of Directors (the "Board"). You will report to me as Chief Executive Officer. Your duties for the Company will include, but not be limited to, the following:

(a) attendance at management staff meetings;

(b) development and maintenance of technical strategies and intellectual property, including review and oversight of the new Vice President Engineering (subject to the last sentence of this paragraph) and the Vice President Marketing;

(c) assistance in the recruitment of personnel;

(d) assistance in the Company's public relations and marketing efforts, including customer visits as your schedule permits;

(e) assistance in the Company's investor relations efforts; and

(f) assistance to the Company's new Vice President Engineering as may be requested by him or her.

Initially, you will continue to be responsible for the Company's engineering function. As such, the new Vice President Engineering will report directly to you. At some future time (to be agreed upon by you and the Chief Executive Officer), the Vice President Engineering will report directly to the Chief Executive Officer.

3. Term of Employment. Your employment with the Company is for a period of four years beginning on September 30, 1994. Your employment may be terminated by you or the Company prior to September 30, 1998, but only on the terms set forth in paragraphs 5 and 6 below.

4. Compensation. You will be compensated by the Company for your services as follows:

(a) Salary: You will be paid a monthly salary of $9,000.00, less applicable withholding, in accordance with the Company's normal payroll procedures.
Your salary may be reviewed by the Board from time-to-time, and may be subject to upward (but not downward) adjustment based upon various factors including, but not limited to, your performance and the Company's profitability. Any adjustment to your salary shall be in the sole discretion of the Board.

(b) Bonus: You may be eligible to receive an annual bonus. The decision to award you a bonus, as well as the amount of the bonus, shall be in the discretion of the Chief Executive Officer of the Company and the Board, and shall be based upon various factors including, but not limited to, your performance and the Company's profitability. If you are awarded a bonus, it shall be paid to you within 30 days of the date it is awarded, and it shall be subject to applicable withholding.

(c) Benefits: You will have the right, on the same basis as other executive employees of the Company, to participate in and to receive benefits under any of the Company's group health insurance plans, as well as under the Company's vacation and business expense reimbursement policies. You will also be provided with appropriate office space and secretarial support.

(d) Stock Option: You will be granted an option to purchase 100,000 shares of the Company's common stock by the Board. The exercise price for the shares subject to your option shall be determined by the Board and your option will vest on a pro rata basis over a period of four years starting on April 17, 1995. The Company's grant of this stock option to you is conditioned upon your signing of the Company's standard form of stock option agreement, which will set out the specific terms and conditions applicable to your stock option, including your right to exercise the option by providing a promissory note to the Company (in a form satisfactory to the Company and payable in four years) for the exercise price.

5. Benefits Upon Voluntary Termination. In the event that you resign from your employment with the Company, or in the event that your employment is terminated by the Company as a result of your death or disability, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 4 through the date of your termination and other than those otherwise payable under applicable insurance programs. You shall be entitled to resign from your employment with the Company for any reason and at any time, upon delivery to the Company of three months' prior written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation effective as of an earlier date.

6. Benefits Upon Other Termination.

(a)Termination For Cause: If your employment is terminated by the Company for cause, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 4 through the date of your termination. For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons: (I) theft, dishonesty, or falsification of any employment or Company records; (ii) unauthorized and improper disclosure of the Company's confidential or proprietary information; or (iii) your repeated failure to perform any material, reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure.

(b) Termination For Other Than Cause: If your employment is terminated by the Company for any reason other than for cause (as defined above), you shall receive severance payments at your final salary rate, less applicable withholding, until the earlier of (I) September 30, 1998, or (ii) one year after the date of such termination without cause. Severance payments will be made in accordance with the Company's normal payroll procedures. In addition to any severance to which you are entitled under this subsection, you shall also be entitled to receive any compensation and benefits that you have earned under Paragraph 4 through the date of your termination, and to the extent that your stock option (described in Paragraph 4(d)) is unvested, you shall immediately become vested in 50,000 of the unvested shares (or any lesser remaining unvested portion) of that option. Any outstanding promissor notes given to the Company by you to exercise all or any portion of that option will be forgiven by the Company upon your termination pursuant to this subsection.

7. Confidential and Proprietary Information. As a condition of your continued employment with the Company, you agree to sign the Company's standard employee "Agreement Concerning Certain Duties of Amati Communications Corporation Employment" which is attached hereto as Exhibit A, and we agree that such agreement shall be deemed to be effective from the date on which you first commenced employment with the Company. Provided, however, that such agreement will be deemed to apply only to information received, services performed and inventions conceived in connection with your performance of services for the Company, and not for services performed by Stanford University; it shall also not apply to service performed by you for other persons or entities so long as the performance of such services is not in violation of Exhibit B hereto. In addition, we agree that the Technology Assignment Agreement of February 1, 1992, between you and the Company shall remain in full force and effect.

8. Non-Competition. Subject to the conditions set forth in Exhibit B, you agree to be bound by and comply with the terms of that Exhibit. Provided, however, that Exhibit B shall cease to be of any force or effect in the event that you terminate your employment as a result of any material breach of this Agreement by the Company which breach is not cured within 30 days of the Company's receipt of written notice of such breach from you.

9. Dispute Resolution. In the event of any dispute or claim relating to or arising out of our employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age or other discrimination), we agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California; provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

10. Attorneys' Fees. The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

11. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you shall not have the right to assign or transfer any of your obligations or benefits under this Agreement. All rights, obligations and benefits under this Agreement shall inure to the benefit of and be binding upon the legal successors and assigns of the Company.

12. Severability. If a court shall refuse to enforce any term of this Agreement, then that unenforceable term shall be deemed eliminated or modified to the minimum extent necessary to permit the remaining terms of this Agreement to be enforced.

13. Entire Agreement. This letter, along with the stock option and other agreements referred to in paragraphs 4(d) and 7, constitute the entire Agreement between you and the Company regarding the terms and conditions of your continued employment, and they supersede all prior negotiations, representations or agreements between you and the Company, whether written or oral.

14. Modification. This Agreement may only be modified or amended by a document signed by you and an authorized officer of the Company.

John, we look forward to continuing to work with you at Amati. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

AMATI COMMUNICATIONS CORPORATION


By:
James F. Ottinger
President and Chief Executive Officer








I agree to and accept continued employment with Amati Communications Corporation on the terms and conditions set forth in this Agreement.


Dated:  May 5, 1995
                         John M. Cioffi

EXHIBIT A

AGREEMENT CONCERNING CERTAIN DUTIES OFAMATI COMMUNICATIONS
CORPORATION EMPLOYMENT


I, John M. Cioffi, make the following agreement with Amati Communications Corporation (hereinafter AMATI) which is essential to my continuing or new employment.

1. Duty to Protect AMATI Trade Secrets and Confidential Information. I will not use for the benefit of anyone besides AMATI or disclose, either during or after my employment by AMATI, any trade secrets or confidential information belonging to AMATI, including information relating to AMATI's products, processes, notebooks and other writings, know-how, machines, designs, drawings, software, computer programs, formulas, test data, marketing data, business pans and strategies, employees, negotiations and contracts with other companies, disclosures and applications for patents and the status of their prosecution, or any other subject matter pertaining to its present and future products, business or finances. I understand that trade secrets and confidential information received in confidence from a third party by me or others for AMATI are included within my obligations hereunder, but I have no right to accept confidential information from third parties on behalf of AMATI without written permission of an officer of AMATI.

2. Duty to Respect Obligations of Confidentiality I Owe to Others. I will not disclose to AMATI any trade secrets or confidential information belonging to any of my previous employers or others.

3. Duty to Avoid Conflicting Relationships. During my employment with AMATI, I will not engage in any other employment, occupation, consultation, or other activity relating to the present or anticipated business or investigations of AMATI or otherwise which may conflict with my obligations to AMATI, without prior written consent of AMATI.

4. Disclosure Where Family Members Work for Competitors. During my employment with AMATI, I will immediately notify AMATI whenever I learn that any member of my family or any person with whom I reside is engaged as an employee, consultant, or agent from any person or firm or is a principal engaged in or serving any business which is in competition with AMATI.

5. Duty to Disclose Inventions Conceived or Developed While Employed Even Though They Are Not Assignable to AMATI. I will promptly disclose and describe to AMATI all inventions, computer programs, improvements, writings, discoveries and technical developments, whether patentable or not patentable or copyrightable (herein collectively "Inventions"), which I solely or jointly with others conceive, write or reduce to practice or reduce to writing during the term of my employment with AMATI. My disclosure must be of all Inventions I conceive or reduce to practice while employed by AMATI, even those to which AMATI may have no right. However, my disclosure to AMATI of my inventions to which I believe AMATI has no rights shall be limited to the information
I believe is necessary to enable AMATI to confirm its concurrence with my belief. I agree, though, to furnish AMATI with a complete disclosure of any such invention if requested by AMATI to do so, which disclosure AMATI will keep in confidence, subject to the provision that any obligation on the part of AMATI to keep such information confidential shall not apply to information which is public or independent known to AMATI of which becomes public or independently known to AMATI.

6.Assignment of Inventions and other results of my work for AMATI. I hereby assign, and agree to assign, to AMATI or its designee my entire right, title and interest in and to all such Inventions which relate to the Business of AMATI, its actual or demonstrably anticipated research and development or which results from work performed by me for or on behalf of AMATI. I will cooperate with AMATI in its efforts to obtain and maintain protection on such Inventions. The results of all my work for AMATI belong to AMATI irrespective of whether such results are considered inventions and in this connection all copyrightable material developed by me in the course of my employment by AMATI shall be considered to be "works made for hire."

My obligation set forth above to assign inventions to AMATI or its designee shall encompass Inventions conceived or made by me solely or jointly with others within one year after terminating my employ with AMATI if such inventions are based upon trade secret or confidential information of AMATI. If a patent application is filed by or for me within six months after termination of my employee, describing or claiming subject matter directly related to the scope of my work for AMATI during my employment by AMATI, or which otherwise relates to a portion of AMATI's business of which I had knowledge during my employment by AMATI, it is to be presumed that the Invention was conceived by me during the period of such employment and terms of this agreement apply thereto.

7. What the Invention Assignment Does Not Include. My duty to assign inventions to AMATI or its designee does not apply to inventions for which no equipment, supplies, facilities or trade secret information of AMATI was used and which were developed entirely on my own time and (a) which do not relate at the time of conception or reduction to practice of the invention
(1) to the business of AMATI or (2) to actual or demonstrably anticipated research or development, or (b) which do not result form any work performed by me for AMATI.

>PAGE>
If at the time of disclosing an Invention to AMATI I believe it is subject to the above limited exclusion and I have no libation to assign it to AMATI, I will so inform AMATI in writing and ask AMATI to determine the respective rights and obligations of the parties relative to such Invention, which determination shall not be unreasonably withheld.

8. No Conflicting Obligations. To the best of my knowledge there is no other contract or duty on my part which may be inconsistent with my obligations hereunder.

9. Employment Earlier Than This Agreement. I agree that if I was employed by AMATI before signing this agreement, as a condition to my continued employment, the provisions of this agreement apply to my term of employment before such signing.

10. Items to be Surrendered to AMATI Upon Termination of Employment. When my employment with AMATI ends, I will surrender to AMATI all equipment, materials, parts, records, notebooks, files, drawings, documents, software and computer programs and all evidence of Invention, trade secret or confidential information and I will not prepare, carry away or receive any copies thereof without AMATI's prior written consent.

11. Injunctive Relief if Breach. I agree that it would be difficult if not impossible to measure or calculate the actual or pending damage if I breach, or threaten to breach, this agreement. I agree that if I breach or threaten to breach any paragraph of this agreement, AMATI shall be entitled to an injunction or other order restraining such breach.

12. Promises Severable. Each obligation I have made under this agreement is separate from the others. Thus, if one provision shall at any time be determined to be invalid it shall not affect the validity of the balance of the agreement as written.

13. Only Agreement on Subject Matter. This is my only agreement with AMATI on the subject matter. It supersedes any previous oral or written understanding and cannot be changed or rescinded other than in writing and signed by AMATI.

I HAVE READ THIS ENTIRE AGREEMENT, NOT JUST THE PARAGRAPH HEADINGS. BY SIGNING THE SAME I ACKNOWLEDGE RECEIPT OF A COPY OF IT.


Employee Printed Name                     Date


Employee Signature

EXHIBIT B


The obligations set forth in this exhibit arise out of and are contingent upon the completion of a pending transaction between ICOT Corporation ("ICOT") and the Company, pursuant to which ICOT will acquire all of the shares of stock and all of the assets and goodwill of the Company (the "Transaction"), including all of the shares of Company stock owned by John Cioffi ("Cioffi"). The obligations set forth in this exhibit shall not take effect unless and until the Transaction is successfully completed.

Cioffi is the chief inventor of the Company's technology and the largest holder of the Company's securities, holding 200,000 shares of the Company's stock (and an option to purchase 50,000 shares of the Company's stock and another option to purchase 100,000 shares of the Company's stock) prior to the Transaction. As further consideration and as a condition for ICOT to enter into the Transaction, ICOT wishes to restrict Cioffi from competing with ICOT on the terms and conditions set forth herein, in order to protect the goodwill of the Company that ICOT is acquiring in the Transaction.

Cioffi agrees to and shall abide by the following non-competition and non-solicitation covenants throughout his employment with the Company (as used in this exhibit, "the Company" shall include the Company and any of its successors), and for a period of one year following the termination of his employment with the Company for any reason (other than as a result of a material breach of this Agreement as described in paragraph 8).

(a) Non-competition. Cioffi shall not own an equity interest in (other than a 5% or less interest in a publicly-traded entity), or provide any labor or services to (whether as an employee, consultant, partner, joint venturer or otherwise), any person or entity that is engaged in the business of developing, marketing or selling transmission products utilizing discrete multitone technology that addresses asymmetric and high speed digital lines. Notwithstanding the foregoing, such limitation shall in no way restrict Cioffi's performance of his duties as a member of the faculty at Stanford University including, without limitation, communication and work with students and faculty members both at Stanford University and at other academic institutions.

(b) Non-Solicit of Customers. Cioffi shall not directly or indirectly solicit, on behalf of himself or any other person or entity, any customer of the Company to purchase, lease, license or otherwise exploit any goods or services that are similar to or competitive with any goods or services offered (or then under active development) by the Company.

(c) Non-Solicit of Employees. Cioffi shall not directly or indirectly solicit, on behalf of himself or any other person or entity, any employee of the Company to (I) terminate his or her employment relationship with the Company or (ii) provide any labor or services to any person or entity other than the Company.

The covenants describe in subsections (a)-(c) shall apply to and be effective in any county in California, any other state of the United States and any other country in the world where the Company's business has been carried on. These covenants shall be construed as a series of separate covenants with regard to each county in California, each state of the United States, and each country of the world. If a court shall refuse to enforce any of these separate covenants (or any part hereof), then that unenforceable covenant
(or such part) shall be deemed eliminated or modified to the minimum extent necessary to permit the remaining separate covenants (or parts thereof) to be enforced. Cioffi acknowledges that the restrictions contained in this exhibit regarding geographic scope, length of term and types of activities restricted are reasonable.